UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: March 22, 2013

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA		94404
(Address of principal executive offices)		(Zip Code)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) NovaMed Pharmaceutical Trading (Shanghai) Co. Ltd. (“NovaMed”), an affiliate of SciClone Pharmaceuticals, Inc. (“SciClone”), entered into an Employment Agreement with Hong Zhao, effective April 1, 2013 (the “Employment Agreement”), pursuant to which Mr. Zhao will be appointed as the Chief Executive Officer of the China operations of SciClone and will be the CEO of each of NovaMed and SciClone Pharmaceuticals (China) Ltd., a subsidiary of SciClone. Prior to joining SciClone, Mr. Zhao served as Executive Vice President at Simcere Pharmaceuticals Group, Inc. since 2011 and served in various positions at Novartis, including most recently as Senior Vice President of Novartis Greater China and General Manager of Novartis Shanghai, from 1999 to 2011. Mr. Zhao is 49 years old.

Pursuant to the terms of the Employment Agreement, Mr. Zhao will receive a total annual compensation of approximately $390,000, less applicable withholding taxes. Mr. Zhao is eligible to receive an annual target bonus from NovaMed, the aggregate amount of which is equal to approximately 40% of his annual base salary, based upon achievement of annual performance targets.

Mr. Zhao will also be granted 50,000 time based restricted stock units, subject to 25% vesting at each of the one, two, three and four year anniversaries of the first day of employment or the first open trading window after such anniversary, and options to purchase 50,000 shares of the Company’s common stock, subject to vesting upon achievement of certain performance milestones.

In addition, NovaMed has also agreed to pay Mr. Zhao a sign on bonus of approximately $49,000 (the “Sign On Bonus”). If Mr. Zhao voluntarily terminates his employment prior to the first anniversary of his employment start date, he will be required to repay as of his termination date the full amount of the Sign On Bonus.

In addition, pursuant to the terms of the Employment Agreement, SciClone will enter into an Executive Severance Agreement and Change In Control Agreement with Mr. Zhao upon the start of his employment. The terms of the Executive Severance Agreement provide that in the event of a termination of his employment without cause, Mr. Zhao is entitled to severance payments equal to 12 months of his base salary, a separation bonus of 50% of the average of Mr. Zhao’s actual annual bonus paid for the two most recent fiscal years, and continuation of certain health care benefits until the earlier of one year, or Mr. Zhao’s employment by another company.

Pursuant to the Change in Control Agreement, if Mr. Zhao is involuntarily terminated within one year following a change of control (as defined in such agreement) of SciClone, he will be entitled to severance payments equal to (i) two years of his base salary in effect as of such date for any termination that occurs after April 1, 2014 and (ii) between two years and three months to three years of his base salary in effect as of such date for any termination that occurs prior to April 1, 2014, based on the timing of the change of control.

Mr. Zhao would also be entitled to receive a bonus payment and health care benefits similar to those he would receive in a termination without cause, and if the acquiror does not assume his outstanding options, Mr. Zhao will receive immediate vesting of any then-unvested portion of any stock options, and the extension of the exercise period for any unexercised portion of all stock options held by him as of the date of such termination to be 12 months after the date of such termination. If Mr. Zhao voluntarily resigns or is terminated for cause, he will not be entitled to any severance payment or benefits under the Change In Control Agreement.

A copy of the Company’s press release announcing Mr. Zhao’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed herewith:

Exhibit 99.1	Press release dated March 22, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2013	SCICLONE PHARMACEUTICALS, INC.

	By:	/s/ Gary S. Titus
Gary S. Titus
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description
99.1	Press release dated March 22, 2013.